Exhibit 99.1

Investors Relations
Contact: Quynh McGuire
724-539-6559

Media Relations
Contact: Joy Chandler
724-539-4618

DATE: January 23, 2008

FOR RELEASE: Immediate
KENNAMETAL REPORTS EARNINGS OF $0.64 PER SHARE FOR SECOND
QUARTER FISCAL 2008, UP 68 PERCENT FROM PRIOR YEAR
- Sales of $647 million, up 14% year-over-year
- Earnings per diluted share (EPS) of $0.64
- Sales, EPS and adjusted ROIC were December quarter records
LATROBE, Pa., January 23, 2008 — Kennametal Inc. (NYSE: KMT) today reported fiscal 2008 second quarter EPS of $0.64, an increase of 68 percent from the prior year quarter reported EPS of $0.38. EPS increased 52 percent compared with prior year quarter adjusted EPS of $0.42. All EPS amounts presented in this announcement reflect the impact of a 2-for-1 stock split completed by the company in December 2007.
For the first six months of fiscal 2008, reported EPS was $1.08, an increase of 40 percent from the prior year reported EPS of $0.77. The current year reported EPS included a non-cash special charge of $0.08 per share for the impact of a German tax reform bill enacted in July 2007. Adjusted EPS of $1.16 for the first half of fiscal 2008 were up 40 percent from the prior year adjusted EPS of $0.83.
Carlos Cardoso, Kennametal’s Chairman, President and Chief Executive Officer said, “We continued to make further progress during the December quarter in terms of EPS and ROIC, despite lower than expected organic sales growth. Sluggish conditions in North America along with lower demand in certain market sectors provided a particular challenge in the quarter. However, we grew our sales in several geographic regions and end markets, reflecting the strength and diversity of our global business. We will remain focused on driving ongoing sales growth, while moving forward with programs and initiatives to generate margin expansion and earnings growth in line with our long-term goals.”

Reconciliations of all non-GAAP financial measures are set forth in the attached tables.
Highlights of Fiscal 2008 Second Quarter
•	Sales for the quarter were $647 million, compared with $569 million in the same quarter last year. Sales grew 14 percent year-over-year and included 2 percent growth on an organic basis, 6 percent from acquisitions and 6 percent from foreign currency effects.
•	Income from continuing operations was $50 million, compared with $34 million in the prior year quarter, an increase of 49 percent. This increase was driven by organic sales growth, controlled operating expenses, favorable foreign currency effects, the impact of acquisitions and a lower effective tax rate.
•	The effective tax rate for the current quarter was 17.3 percent compared to 30.5 percent in the prior year quarter. The current quarter rate benefited from a continued increase in earnings under the company’s pan-European business strategy, the combined effects of other international operations and a tax benefit associated with a dividend reinvestment plan in China. The above were partially offset by a benefit recorded in the prior year quarter from the extension of the research, development and experimental tax credit.
•	Reported EPS increased 68 percent to $0.64, compared with prior year quarter reported EPS of $0.38, and increased 52 percent compared with prior year quarter adjusted EPS of $0.42. A reconciliation follows:
Earnings Per Diluted Share Reconciliation

Second Quarter FY 2008		Second Quarter FY 2007

Reported EPS	$0.64	Reported EPS	$0.38
No Special Items	-	Electronics impairment and divestiture-related charges	0.04

	$0.64	Adjusted EPS	$0.42

•	Adjusted ROIC was 12.3 percent, up 120 basis points from 11.1 percent in the prior year quarter.

Highlights of Fiscal 2008 First Half
•	Sales of $1.3 billion increased 14 percent from $1.1 billion in the same period last year. Sales grew 3 percent on an organic basis, 6 percent from acquisitions and 5 percent from foreign currency effects.
•	Income from continuing operations was $85 million, compared with $63 million in the prior year period, an increase of 35 percent. Income from continuing operations, excluding special items was $92 million, an increase of 43 percent compared with $64 million in the prior year period.
•	The effective tax rate for the first half of fiscal 2008 was 27.1 percent, which included the unfavorable impact of a $6.6 million non-cash special charge for income taxes related to a German tax reform bill enacted in July 2007. Excluding this special charge, the effective tax rate for the first half of fiscal 2008 was 21.6 percent, compared with 31.1 percent in the prior year period. The lower effective tax rate versus last year was driven by a continued increase in earnings under the company’s pan-European business strategy and tax benefits from the dividend reinvestment plan in China.
•	Reported EPS increased 40 percent to $1.08, compared with prior year reported EPS of $0.77. Adjusted EPS increased 40 percent to $1.16, compared with prior year period adjusted EPS of $0.83. A reconciliation follows:
Earnings Per Diluted Share Reconciliation

First Half FY 2008		First Half FY 2007

Reported EPS	$1.08	Reported EPS	$0.77
Impact of German tax reform bill	0.08	Adjustment on J&L divestiture and transaction-related charges	0.02
		Electronics impairment and divestiture-related charges	0.04

Adjusted EPS	$1.16	Adjusted EPS	$0.83

•	Cash flow from operating activities was $69 million for the first half of fiscal 2008, compared with $36 million in the prior year period. Adjusted free operating cash outflow was $4 million versus adjusted free operating cash inflow of $78 million in the prior year period. The year-over-year change in adjusted free operating cash flow was primarily driven by a $35 million increase in capital expenditures for enhanced manufacturing capabilities and geographic expansion as well as changes in working capital.

Business Segment Highlights of Fiscal 2008 Second Quarter
Metalworking Solutions & Services Group (MSSG) delivered further top-line growth in the December quarter driven by organic sales gains as well as favorable foreign currency effects and the impact of acquisitions. Areas of strength included the general engineering, machine tools and distribution sectors, while weakness continued in the automotive market. The Asia Pacific, Indian, Latin American and European markets remained strong. The North American market declined slightly compared with the prior year quarter.
In the December quarter, MSSG sales were higher by 16 percent as a result of 4 percent organic growth, 7 percent favorable foreign currency effects and 5 percent from acquisitions. India and Asia Pacific organic sales increased 15 percent and 11 percent, respectively. Latin America organic sales increased 9 percent and Europe organic sales increased 6 percent. North America organic sales declined 2 percent.
MSSG operating income increased by 37 percent and the operating margin increased 220 basis points from the same quarter last year. The current quarter results benefited from organic growth, continued cost containment, favorable foreign currency effects and the impact of acquisitions. In addition, the prior year quarter included costs associated with a plant closure.
Advanced Materials Solutions Group (AMSG) sales also increased during the December quarter, driven by the effects of acquisitions and favorable foreign currency effects. Organic sales were lower due to softness in certain markets.
AMSG sales increased by 9 percent over the December quarter last year. Of the year-over-year increase in sales, 7 percent came from acquisitions and 5 percent from favorable foreign currency effects. Organic sales declined by 3 percent on lower sales of energy products and surface finishing machines and services, offset partially by higher construction, mining and engineered product sales.
AMSG operating income was down 20 percent and the operating margin was lower than the prior year quarter due primarily to sales mix and higher raw material costs.

Outlook
Worldwide market conditions support Kennametal’s expectation for continued but somewhat lower top-line growth during the remainder of fiscal 2008. The company believes that the softness in the North American market will persist. The company also expects ongoing variability in the demand level among certain individual market sectors. The company also believes that the European market will remain favorable, and that business conditions will continue to be strong in developing economies. While there are some inherent and changing uncertainties and risks within the current macro-economic environment, it appears that fundamental drivers will continue to provide a platform for ongoing growth in global demand.
Kennametal expects total sales growth in the range of 11 to 12 percent for fiscal 2008, including organic sales growth of 3 to 4 percent. This growth rate is slightly lower than previously expected in view of the outlook for more moderate expansion in global demand.
The company has revised adjusted EPS guidance for fiscal 2008 to a range of $2.71 to $2.77 (from $2.80 to $2.85) due to the expectations for more moderate organic sales growth as well as the outlook for sales mix, raw material costs and a lower overall effective tax rate. This guidance represents 19 percent to 21 percent growth, compared with fiscal 2007 adjusted EPS of $2.28. In the third quarter of fiscal 2008, Kennametal expects total sales growth to be in the range of 12 to 13 percent, including organic sales growth of 2 to 3 percent, and EPS to be in the range of $0.72 to $0.75.
Kennametal anticipates cash flow from operating activities of approximately $250 million to $270 million for fiscal 2008. Based on anticipated capital expenditures of $145 million to $155 million, the company expects to generate between $105 million to $115 million of free operating cash flow for fiscal 2008.

Dividend Declared
Kennametal announced today that its Board of Directors declared a regular quarterly cash dividend of $0.12 per share. The dividend is payable February 20, 2008 to shareowners of record as of the close of business on February 5, 2008.
Kennametal advises shareowners to note monthly order trends, for which the company makes a disclosure ten business days after the conclusion of each month. This information is available on the Investor Relations section of Kennametal’s corporate web site at www.kennametal.com.
Second quarter results for fiscal 2008 will be discussed in a live Internet broadcast at 10:00 a.m. Eastern time today. This event will be broadcast live on the company’s website, www.kennametal.com. Once on the homepage, select “Corporate,” and then “Investor Relations.” The replay of this event will also be available on the company’s website through February 22, 2008.

This release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. You can identify forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance or event. Forward looking statements in this release concern, among other things, Kennametal’s expectations regarding future growth, end markets, and financial performance for future periods, all of which are based on current expectations that involve inherent risks and uncertainties. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: global and regional economic conditions; availability and cost of the raw materials we use to manufacture our products; our ability to protect our intellectual property in foreign jurisdictions; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; energy costs; commodity prices; competition; integrating recent acquisitions, as well as any future acquisitions, and achieving the expected savings and synergies; business divestitures; demands on management resources; future terrorist attacks or acts of war; labor relations; demand for and market acceptance of new and existing products; and implementation of restructuring plans and environmental remediation matters. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission.
Kennametal Inc. (NYSE:KMT) is a leading global supplier of tooling, engineered components and advanced materials consumed in production processes. The company improves customers’ competitiveness by providing superior economic returns through the delivery of application knowledge and advanced technology to master the toughest of materials application demands. Companies producing everything from airframes to coal, from medical implants to oil wells and from turbochargers to motorcycle parts recognize Kennametal for extraordinary contributions to their value chains. Customers buy approximately $2.4 billion annually of Kennametal products and services — delivered by our 14,000 talented employees in over 60 countries — with approximately 50 percent of these revenues coming from outside the United States. Visit us at www.kennametal.com [KMT-E]
-more-

FINANCIAL HIGHLIGHTS
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2007	2006	2007	2006

Sales	$647,423	$569,321	$1,262,499	$1,112,132
Cost of goods sold	426,485	371,171	829,470	726,951

Gross profit	220,938	198,150	433,029	385,181

Operating expense	147,921	140,329	292,953	275,373
Loss on divestiture	—	—	—	1,686
Amortization of intangibles	3,626	1,955	6,571	3,895

Operating income	69,391	55,866	133,505	104,227

Interest expense	8,531	7,286	16,330	14,713
Other income, net	(993)	(625)	(2,096)	(3,631)

Income from continuing operations before income taxes and minority interest	61,853	49,205	119,271	93,145

Provision for income taxes	10,670	15,006	32,337	28,935

Minority interest expense	1,037	642	1,909	1,199

Income from continuing operations	50,146	33,557	85,025	63,011
Income from discontinued operations [a]	—	(3,506)	—	(2,599)

Net income	$50,146	$30,051	$85,025	$60,412

Basic earnings per share: [b]
Continuing operations	$0.65	$0.44	$1.10	$0.82
Discontinued operations [a]	—	(0.05)	—	(0.03)

	$0.65	$0.39	$1.10	$0.79

Diluted earnings per share: [b]
Continuing operations	$0.64	$0.43	$1.08	$0.80
Discontinued operations [a]	—	(0.05)	—	(0.03)

	$0.64	$0.38	$1.08	$0.77

Dividends per share [b]	$0.12	$0.10	$0.23	$0.19
Basic weighted average shares outstanding [b]	77,111	76,662	77,272	76,540
Diluted weighted average shares outstanding [b]	78,647	78,450	78,821	78,284
[a]	Income from discontinued operations reflects divested results of the Kemmer Praezision Electronics business (Electronics) — AMSG and the consumer retail product line, including industrial saw blades (CPG) — MSSG.
[b]	Per share amounts and shares outstanding have been restated to reflect the company’s 2-for-1 stock split completed in December 2007.
-more-

FINANCIAL HIGHLIGHTS (Continued)
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,	June 30,
(in thousands)	2007	2007

ASSETS
Cash and cash equivalents	$63,473	$50,433
Accounts receivable, net	440,069	466,690
Inventories	463,341	403,613
Other current assets	96,462	95,766

Total current assets	1,063,345	1,016,502
Property, plant and equipment, net	694,745	614,019
Goodwill and intangible assets, net	840,598	834,290
Other assets	127,968	141,416

Total	$2,726,656	$2,606,227

LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$60,965	$5,430
Accounts payable	161,802	189,301
Other current liabilities	249,601	292,506

Total current liabilities	472,368	487,237
Long-term debt and capital leases	385,991	361,399
Other liabilities	284,724	255,500

Total liabilities	1,143,083	1,104,136

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES	20,276	17,624
SHAREOWNERS’ EQUITY	1,563,297	1,484,467

Total	$2,726,656	$2,606,227

SEGMENT DATA (Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(in thousands)	2007	2006	2007	2006

Outside Sales:
Metalworking Solutions and Services Group	$434,733	$373,995	$842,430	$731,079
Advanced Materials Solutions Group	212,690	195,326	420,069	381,053

Total outside sales	$647,423	$569,321	$1,262,499	$1,112,132

Sales By Geographic Region:
United States	$278,238	$268,299	$561,318	$535,162
International	369,185	301,022	701,181	576,970

Total sales by geographic region	$647,423	$569,321	$1,262,499	$1,112,132

Operating Income (Loss):
Metalworking Solutions and Services Group	$61,986	$45,208	$117,338	$90,874
Advanced Materials Solutions Group	27,197	33,993	57,177	61,379
Corporate and eliminations [c]	(19,792)	(23,335)	(41,010)	(48,026)

Total operating income	$69,391	$55,866	$133,505	$104,227

[c]	Includes corporate functional shared services and intercompany eliminations.
-more-

FINANCIAL HIGHLIGHTS (Continued)
In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables also include, where appropriate, a reconciliation of gross profit, operating expense, operating income, effective tax rate, income from continuing operations, net income and diluted earnings per share (which are GAAP financial measures), in each case excluding special items, as well as adjusted free operating cash flow and adjusted return on invested capital (which are non-GAAP financial measures), to the most directly comparable GAAP measures. Management believes that the investor should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies.
RECONCILIATION TO GAAP — THREE MONTHS ENDED DECEMBER 31, 2006 (Unaudited)

				Income from
(in thousands, except per share	Gross	Operating	Operating	Continuing	Net	Diluted
amounts)	Profit	Expense	Income	Operations	Income	EPS[d]

2007 Reported Results	$198,150	$140,329	$55,866	$33,557	$30,051	$0.38
Electronics impairment and divestiture-related charges	—	—	—	—	3,213	0.04

2007 Results, excl. special items	$198,150	$140,329	$55,866	$33,557	$33,264	$0.42

RECONCILIATION TO GAAP — SIX MONTHS ENDED DECEMBER 31, 2007 (Unaudited)

		Income from
(in thousands, except percents	Effective	Continuing	Net	Diluted
and per share amounts)	Tax Rate	Operations	Income	EPS[d]

2008 Reported Results	27.1%	$85,025	$85,025	$1.08
Impact of German tax reform bill	(5.5)	6,594	6,594	0.08

2008 Adjusted Results	21.6%	$91,619	$91,619	$1.16

RECONCILIATION TO GAAP — SIX MONTHS ENDED DECEMBER 31, 2006 (Unaudited)

				Income from
(in thousands, except per share	Gross	Operating	Operating	Continuing	Net	Diluted
amounts)	Profit	Expense	Income	Operations	Income	EPS[d]

2007 Reported Results	$385,181	$275,373	$104,227	$63,011	$60,412	$0.77
Adjustment on J&L divestiture and transaction-related charges	—	(333)	2,019	1,252	1,252	0.02
Electronics impairment and divestiture-related charges	—	—	—	—	3,213	0.04

2007 Adjusted Results	$385,181	$275,040	$106,246	$64,263	$64,877	$0.83

[d]	Per share amounts have been restated to reflect the company’s 2-for-1 stock split completed in December 2007.
-more-

FINANCIAL HIGHLIGHTS (Continued)
RECONCILIATION OF ADJUSTED FREE OPERATING CASH FLOW (Unaudited)

	Six Months Ended
	December 31,
(in thousands)	2007	2006

Net cash flow provided by operating activities	$68,934	$35,820
Purchases of property, plant and equipment	(79,559)	(44,929)
Proceeds from disposals of property, plant and equipment	1,891	781

Free operating cash flow	(8,734)	(8,328)
Adjustments:
Income taxes paid during first quarter	4,659	86,236

Adjusted free operating cash flow	$(4,075)	$77,908

-more-

FINANCIAL HIGHLIGHTS (Continued)
RETURN ON INVESTED CAPITAL (Unaudited)
December 31, 2007 (in thousands, except percents)

Invested Capital	12/31/2007	9/30/2007	6/30/2007	3/31/2007	12/31/2006	Average

Debt	$446,956	$377,051	$366,829	$371,521	$376,472	$387,766
Minority interest	20,276	19,122	17,624	16,896	15,807	17,945
Shareowners’ equity	1,563,297	1,531,051	1,484,467	1,431,235	1,369,748	1,475,960

Total	$2,030,529	$1,927,224	$1,868,920	$1,819,652	$1,762,027	$1,881,670

		Three Months Ended
Interest Expense		12/31/2007	9/30/2007	6/30/2007	3/31/2007	Total

Interest expense		$8,531	$7,799	$7,513	$6,915	$30,758
Securitization fees		5	8	5	5	23

Total interest expense		$8,536	$7,807	$7,518	$6,920	$30,781

Income tax benefit						8,434

Total interest expense, net of tax						$22,347

Total Income		12/31/2007	9/30/2007	6/30/2007	3/31/2007	Total

Net income, as reported		$50,146	$34,879	$62,093	$51,738	$198,856
Impact of German tax reform bill		—	6,594	—	—	6,594
Minority interest expense		1,037	872	229	757	2,895

Total income, adjusted		$51,183	$42,345	$62,322	$52,495	$208,345

Total interest expense, net of tax						22,347

						$230,692
Average invested capital						$1,881,670

Adjusted Return on Invested Capital						12.3%

Return on invested capital calculated utilizing net income, as reported is as follows:
Net income, as reported						$198,856
Total interest expense, net of tax						22,347

						$221,203
Average invested capital						$1,881,670

Return on Invested Capital						11.8%

-more-

FINANCIAL HIGHLIGHTS (Continued)
RETURN ON INVESTED CAPITAL (Unaudited)
December 31, 2006 (in thousands, except percents)

Invested Capital	12/31/2006	9/30/2006	6/30/2006	3/31/2006	12/31/2005	Average

Debt	$376,472	$409,592	$411,722	$365,906	$410,045	$394,748
Accounts receivable securitized	—	—	—	106,106	100,295	41,280
Minority interest	15,807	15,177	14,626	18,054	16,918	16,116
Shareowners’ equity	1,369,748	1,319,599	1,295,365	1,115,110	1,045,974	1,229,159

Total	$1,762,027	$1,744,368	$1,721,713	$1,605,176	$1,573,232	$1,681,303

		Three Months Ended
Interest Expense		12/31/2006	9/30/2006	6/30/2006	3/31/2006	Total

Interest expense		$7,286	$7,427	$7,478	$7,728	$29,919
Securitization fees		6	22	1,288	1,241	2,557

Total interest expense		$7,292	$7,449	$8,766	$8,969	$32,476

Income tax benefit						11,237

Total interest expense, net of tax						$21,239

Total Income		12/31/2006	9/30/2006	6/30/2006	3/31/2006	Total

Net income, as reported		$30,051	$30,361	$164,196	$32,903	$257,511
Gain on divestiture of J&L		—	1,045	(132,001)	—	(130,956)
J&L transaction-related charges		—	207	2,796	1,160	4,163
Loss on divesiture of Electronics, impairment and transaction-related charges		3,213	—	15,366	—	18,579
Tax impact of cash repatriation under AJCA		—	—	11,176	—	11,176
Loss on divesiture of CPG, goodwill impairment and transaction-related charges		—	368	(2,192)	5,030	3,206
Loss on divestiture of Presto		—	—	1,410	8,047	9,457
Favorable resolution of tax contingencies		—	—	(10,873)	—	(10,873)
Minority interest expense		642	557	525	782	2,506

Total income, adjusted		$33,906	$32,538	$50,403	$47,922	$164,769

Total interest expense, net of tax						21,239

						$186,008
Average invested capital						$1,681,303

Adjusted Return on Invested Capital						11.1%

Return on invested capital calculated utilizing net income, as reported is as follows:
Net income, as reported						$257,511
Total interest expense, net of tax						21,239

						$278,750
Average invested capital						$1,681,303

Return on Invested Capital						16.6%

-end-